EXHIBIT 10.31

AMENDMENT TO AMENDED AND RESTATED
LICENSE AGREEMENT

THIS AGREEMENT is between Perot Systems Family Corporation, a Texas corporation (“PSFC”), H. R. Perot, an individual domiciled in Texas (“HRP”; PSFC and HRP are collectively referred to as “Licensor”), and Perot Systems Corporation, a Delaware corporation that is the successor in interest to Perot Systems Corporation, a Texas corporation formerly known as P S Information Systems, Inc. (“Licensee”).

Preliminary Statements

     PSFC and Licensee are parties to a License Agreement dated as of May 18, 1988 (the “License”), and PSFC, HRP and Licensee are parties to an Amended and Restated License Agreement dated as of August 1, 1992 (the “Amended License”), pursuant to which Licensee has been granted certain rights to use the names “Perot Systems” (the “Name”) and “Perot” (the “Surname”); and

     Licensee, with HRP’s and PSFC’s knowledge and consent, applied to register the internet domain name “perot.com” with the appropriate authorities in 1990, and “Perot Systems” as a trademark with Federal and several State governmental authorities between 1990 and 1992.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	Grant of License. The grant of license in the Amended Licensed is hereby amended in its entirety to read as follows:

Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee and its Affiliates (hereinafter defined)

(a)	a non-exclusive, royalty-free, non-transferable license without geographic restriction to use the Name as part of their legal identity and otherwise in connection with their current and future businesses, products or services, including the right to sublicense these rights to Affiliates; and

(b)	a non-exclusive, royalty-free, non-transferable license without geographic restriction to use the Surname as part of Licensee’s and its Affiliates’ internet domain names.

For purposes of this Agreement, the term “Affiliate” means (i) any legal entity that, on the date this Agreement is executed, directly or indirectly owns or controls or is owned or controlled by or is under common control with Licensee, and (ii) partnerships, joint ventures and similar business entities in which Licensee has, on the date this Agreement is executed, a direct or indirect equity interest, including but not limited to HCL Perot Systems N.V. and its Affiliates.

2.	Effective Date of Amended License. The effective date of the Amended License is hereby amended to be May 18, 1988.

3.	No Other Effect. Except as expressly amended by this Agreement, the terms and conditions of the Amended License, including but not limited to the rights relating to termination as set forth in Paragraphs 5 and 6 of the Amended Licensed, will remain in force and effect.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement on the dates set forth below, to be effective nunc pro tunc as of May 18, 1988.

PEROT SYSTEMS FAMILY CORPORATION		PEROT SYSTEMS CORPORATION

By:	/s/ H. R. Perot	By:	/s/ Peter Altabef

Name:	H. R. Perot	Name:	Peter Altabef
Title:	President	Title:	Vice President and General Counsel

Date:	April 23, 1997	Date:	April 23, 1997

H.R. PEROT

/s/ H. R. Perot

H.R. Perot

Date: April 23, 1997